EXHIBIT 99

NEWS RELEASE

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

Dave & Buster’s Entertainment, Inc. Announces First Quarter 2015 Financial Results

Achieves Record-Setting Adjusted EBITDA and Margins for First Quarter

Raises Full Year 2015 Guidance

DALLAS, TX — (Globe Newswire) — June 8, 2015 — Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or “the “Company”), an owner and operator of dining and entertainment venues, today announced financial results for its first quarter 2015, which ended on May 3, 2015. The Company also raised its guidance for the full year 2015.

Key highlights from the first quarter 2015 compared to the first quarter 2014 include:

▪	Total revenues increased 14.3% to $222.7 million from $194.8 million.
▪	Comparable store sales increased 9.9% vs. a 4.7% increase in last year’s first quarter.
▪	Opened two stores in the first quarter 2015.
▪	Adjusted EBITDA*, a non-GAAP measure, increased 22.3% to $61.9 million from $50.6 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 180 basis points to 27.8%.
▪	Net income of $19.5 million, or $0.45 per diluted share, compared to $11.5 million, or $0.34 per diluted share, in the first quarter 2014.
▪	Pro forma net income**, a non-GAAP measure, of $20.0 million, or $0.46 per diluted share, compared to $14.2 million, or $0.33 per diluted share, in the same period last year.

* A reconciliation of Adjusted EBITDA to Net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

** A reconciliation of Pro forma net income to Net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

"Dave & Buster’s got off to strong start to 2015 with a stellar performance during the first quarter. The combination of robust comparable store sales and healthy sales contributions from our 2014 class yielded 14.3% growth in our top-line, while our comparable store sales gains have now outpaced the competitive industry benchmark for twelve consecutive quarters. The broad-based momentum in our business was reflected across our sales categories, operating days, day-parts, and geographies, enabling us to achieve record-setting results for adjusted EBITDA and margin for a first quarter. Given our achievements to date, including an opportunistic refinancing of our senior debt during the second quarter, we are delighted to be raising our full year guidance as detailed below,” said Steve King, Chief Executive Officer.

King concluded, “Through today, we have opened four of the seven to eight stores planned for 2015, with the remaining locations slated to open in the balance of the year. We are committed to unit growth of approximately 10% annually and believe our long-term potential for North America development is in excess of 200 stores, notwithstanding international opportunities. We are also in the process of making facility improvements to our existing store base, including substantially remodeling three locations and creating D&B Sports lounges in five additional units. These investments are critical to strengthening our brand positioning and ensuring that we are the destination of choice for one of a kind dining, entertainment, and sports viewing.”

Review of First Quarter 2015 Operating Results

Total revenues increased 14.3% to $222.7 million from $194.8 million in the first quarter 2014. Across all stores, Food and Beverage revenues increased 11.4% to $103.6 million and Amusements and Other revenues increased 17.0% to $119.1 million. Last year’s first quarter included $5.3 million in revenues from stores in Bethesda, Maryland and Farmingdale, New York that have since closed.

Comparable store sales increased 9.9% in the first quarter 2015 compared to a 4.7% increase in the same period last year. Our comparable store sales growth was driven by a 10.5% increase in walk-in sales and a 4.0% increase in special events sales. Non-comparable store revenues increased by $11.7 million or 51.5% in the first quarter 2015 to $34.5 million, principally fueled by 90 additional store weeks from eight stores opened in 2014 and two store openings in the first quarter this year, partially offset by the loss of 25 store weeks to store closures.

Store-level EBITDA* increased 19.7% to $69.9 million in the first quarter 2015 from $58.4 million in last year’s first quarter. As a percentage of total revenues, Store-level EBITDA increased approximately 140 basis points to 31.4%.

Adjusted EBITDA* increased 22.3% to $61.9 million in the first quarter 2015 from $50.6 million in the same period last year. As a percentage of total revenues, Adjusted EBITDA increased approximately 180 basis points to 27.8%.

Operating income increased to $35.7 million in the first quarter 2015 from $28.2 million in last year’s first quarter. As a percentage of total revenues, operating income increased approximately 160 basis points to 16.1%.

Net income increased to $19.5 million, or $0.45 per diluted share (43.6 million diluted share base), in the first quarter 2015 compared to $11.5 million, or $0.34 per diluted share (34.1 million diluted share base), in same period last year. Pro forma net income, a non-GAAP measure, was $20.0 million, or $0.46 per diluted share, compared to $14.2 million, or $0.33 per diluted share.

Development

In 2015, we will be opening a total of seven to eight new stores and relocating one existing store. The majority of our new store openings will be in the large store format.

We opened two stores during the first quarter in Pelham, New York and Euless, Texas. In the second quarter, we opened two stores in Kentwood, Michigan and Woburn, Massachusetts. There are currently another 2 stores under construction.

Total capital additions (net of tenant improvement allowances) are now expected in the $118 million to $128 million range for 2015 and include development costs for store openings, one store relocation, several remodeling and related projects, new games and maintenance capital.

Recent Capital Markets Activity

On May 15, 2015, we closed on a five-year $500 million senior credit facility. The new facility bears an initial interest rate of LIBOR plus 200 basis points and consists of a $150 million senior secured first lien Term Loan A in addition to a $350 million revolver. We utilized approximately $389 million of proceeds from the new facility and $45.3 million of available cash to refinance in whole the existing Term Loan B as well as pay related interest and expenses. The retirement of the existing Term Loan B will result in a non-cash write off of debt issuance costs from the previous credit facility of approximately $6.8 million in the second quarter 2015. However, this opportunistic refinancing will enable us to save in excess of $9 million in annualized interest expense based upon current LIBOR rates, thereby meaningfully enhancing our net income and free cash flow.

On May 27, 2015, we announced the pricing of a secondary public offering of 8,500,000 shares of common stock by certain of the Company's stockholders (the "Offering") at a price to the public of $31.50 per share. Additionally, these stockholders granted and the underwriters exercised an option to purchase up to 1,275,000 additional shares of common stock at the Offering price. The selling stockholders received all proceeds from the sale of these shares. The closing of the Offering occurred on June 2, 2015.

Financial Outlook

We are raising our financial outlook for 2015, which ends on January 31, 2016, to the following:

▪	Total revenues of $822 million to $831 million (vs. $808 million to $822 million).
▪	Comparable store sales increase of 4.0% to 5.0% (vs. 3.0% to 4.0%).
▪	Adjusted EBITDA* of $187.5 million to $191.5 million (vs. $182 million to $187.5 million).
▪	Effective tax rate of approximately 37% to 38%.
▪	Pro-forma net income of $43.5 million to $46 million (vs. $36.7 million to $40.4 million). Pro-forma net income excludes pre-tax charges of approximately $1.4 million of transaction-related costs related to recent secondary offerings. Also excluded is the pre-tax non-cash write off of $6.8 million in debt issuance costs during the second quarter of 2015 associated with the previous credit facility.
▪	Diluted share count of 43.8 million to 43.9 million.

Conference Call Today

Management will hold a conference call today to discuss these results at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (877) 440-5807 or for international callers by dialing (719) 325-4849. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 7165279.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 76 venues in North America that combine dining and entertainment and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 30 states and Canada.

Forward Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Store-level EBITDA, Pro forma net income (loss), and Pro forma net income (loss) per share (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The Company also believes that these measures provide useful information to investors regarding our operating performance and our capacity to incur and service debt and fund capital expenditures and are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is consistent with that reported to our lenders to allow for leverage-based assessments. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

ASSETS	May 3, 2015	February 1, 2015
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$90,080	$70,876
Other current assets	69,041	72,404

Total current assets	159,121	143,280

Property and equipment, net	458,245	436,048

Intangible and other assets, net	371,045	371,361

Total assets	$988,411	$950,689

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$133,626	$126,140

Other long-term liabilities	142,557	136,832

Long-term debt, less current liabilities, net unamortized discount	429,065	429,020

Stockholders' equity	283,163	258,697

Total liabilities and stockholders' equity	$988,411	$950,689

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	May 3, 2015		May 4, 2014

Food and beverage revenues	$103,565	46.5%	$92,982	47.7%
Amusement and other revenues	119,110	53.5%	101,841	52.3%
Total revenues	222,675	100.0%	194,823	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	26,780	25.9%	23,858	25.7%
Cost of amusement and other (as a percentage of amusement and other revenues)	15,766	13.2%	13,195	13.0%
Total cost of products	42,546	19.1%	37,053	19.0%
Operating payroll and benefits	48,992	22.0%	42,790	22.0%
Other store operating expenses	61,194	27.5%	56,553	28.9%
General and administrative expenses	12,844	5.8%	10,465	5.4%
Depreciation and amortization expense	18,577	8.3%	17,287	8.9%
Pre-opening costs	2,774	1.2%	2,444	1.3%
Total operating costs	186,927	83.9%	166,592	85.5%

Operating income	35,748	16.1%	28,231	14.5%

Interest expense, net	4,650	2.1%	12,012	6.2%

Income before provision for income taxes	31,098	14.0%	16,219	8.3%
Provision for income taxes	11,556	5.2%	4,758	2.4%
Net income	$19,542	8.8%	$11,461	5.9%

Net income per share:
Basic	$0.49		$0.35
Diluted	$0.45		$0.34
Weighted average shares used in per share calculations:
Basic shares	40,235,141		33,204,272
Diluted shares	43,604,856		34,136,340
Note: Historical share data has been adjsuted to give effect to the 224.9835679 to 1 stock split of our common stock that was effective on October 9, 2014

Other information:
Company-owned and operated stores open at end of period	74		68

Note:	Our Kensington/Bethesda, Maryland location (which permanently closed on August 12, 2014) and our Farmingdale, New York location (which permanently closed on February 8, 2015) are both included in our store count for fiscal 2014.

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	May 3, 2015		May 4, 2014

Net income	$19,542	8.8%	$11,461	5.9%
Add back: Interest expense, net	4,650		12,012
Provision for income taxes	11,556		4,758
Depreciation and amortization	18,577		17,287
EBITDA	54,325	24.4%	45,518	23.4%
Add back: Loss on asset disposal	289		293
Currency transaction gain	(26)		(14)
Reimbursement of affiliate and other expenses	15		170
Transaction and other costs	1,071		458
Share-based compensation	549		274
Pre-opening costs	2,774		2,444
Change in deferred amusement revenue and
ticket liability	2,883		1,470
Adjusted EBITDA	$61,880	27.8%	$50,613	26.0%

EBITDA	$54,325	24.4%	$45,518	23.4%
Add back: General and administrative expenses	12,844		10,465
Pre-opening costs	2,774		2,444
Store-level EBITDA	$69,943	31.4%	$58,427	30.0%

DAVE & BUSTER'S ENTERTAINMENT, INC.

Reconciliation of Net Income to Pro Forma Net Income (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended
	May 3, 2015	May 4, 2014
Net Income, as reported	$19,542	$11,461

Interest expense, net (a)	-	12,012
Proforma Interest expense based on reduced debt balance (b)	-	(4,997)
Share-based compensation (c)	-	274
Proforma Share-based compensation (d)	-	(625)
Transaction Costs (e)	738	434
Incremental public company costs (f)	-	(350)
Benefit for income taxes (g)	11,556	4,758
Pre-tax pro forma income	31,836	22,967
Pro forma provision for income taxes (g)	11,830	8,728
Pro forma net income	$20,006	$14,239

Pro forma net income per share:
Pro forma basic	$0.50	$0.36
Pro forma diluted	$0.46	$0.33

Weighted average shares used in per share calculations:
Basic shares (h)	40,235,141	39,969,130
Diluted shares (i)	43,604,856	42,760,557

(a)	Reflects the adjustment to eliminate the 2014 historic net interest expense.

(b)	Represents 2014 interest expense on our post-IPO debt balance of $430,000 as if the balance were outstanding at February 2, 2014. This interest expense assumes a change in interest rate from 4.5% to 4.25% due to the reduction of our total leverage ratio on a post-IPO basis.

(c)	Reflects the elimination of 2014 pre-IPO share-based compensation expense.

(d)	Represents an estimate of the 2014 share-based compensation expense incurred based on post-IPO grant structure. Expense is primarily related to grants under the 2014 Stock Incentive Plan which was approved by our Board of Directors in October 2014.

(e)	Reflects the elimination of certain legal, printing, accounting, consulting and other costs incurred investigating potential capital market transactions, and expenses recognized in the first quarter of 2015 related to follow-on offerings of our common stock.

(f)	Represents an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.

(g)	The provision for taxes is added back to arrive at Pre-tax pro forma income; then an estimated tax rate of 38% in 2014 and our current effective tax rate in 2015 is applied to arrive at Pro forma net income.

(h)	Basic shares for periods prior to our October 2014 IPO are determined by adjusting the historic common shares outstanding in each period to give effect to the 224.9835679 for 1 stock split which occurred immediately prior to the IPO and reflecting the 6,764,705 issued in connection with our IPO as if they were outstanding at February 2, 2014.

(i)	Diluted shares reflect the Basic shares as calculated above and the stock split effected common stock equivalents in each period presented.